Exhibit 3.3
CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HOKU SCIENTIFIC, INC.

Hoku Scientific, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST:  The Board of Directors of the Company, at a duly constituted meeting held in accordance with the General Corporation Law of the State of Delaware and the Amended and Restated Bylaws of the Company, duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Company, declaring the advisability of such amendment, and directing that the proposed amendment be submitted to the stockholders for their consideration.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, That in accordance with Section 242 of the General Corporation Law of the State of Delaware, the Board adopts and approves, and recommends that the Company’s stockholders adopt and approve the amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Amendment”) changing the Article thereof numbered “I” so that, as amended, Article I shall read in its entirety as follows:

The name of the corporation is Hoku Corporation (the “Company”).

SECOND: The Amendment to the Amended and Restated Certificate of Incorporation as set forth above was duly adopted and approved by the holders of at least a majority of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders of the Corporation held in accordance with Section 211 of the General Corporation Law of the State of Delaware.

THIRD:  That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Hoku Scientific, Inc. has caused this Certificate of Amendment to be signed by Dustin M. Shindo, a duly authorized officer of the Company, on March 15, 2010.

HOKU SCIENTIFIC, INC.

By:	/s/ Dustin Shindo
Dustin M. Shindo
President and Chief Executive Officer